Exhibit 99

Red Metal Purchases 2283-Hectare Perth Property, Region III Chile
and Signs Joint Venture Earn-In Agreement on Perth Project

THUNDER BAY, ON, March 21, 2011 – Red Metal Resources Ltd. (OTCBB:RMES), a mineral exploration company with copper-gold assets in Chile, today announced that it has purchased the Perth Property located in the prolific Candelaria iron oxide copper-gold (IOCG) belt of Chile’s coastal Cordillera, and has signed a Joint Venture Earn-In Agreement on the new project.

The Perth Property is 2,283 hectares (5,641acres) consisting of six mining claims totaling 918 hectares (2,268 acres) and six exploration claims totaling 1,365 hectares (3,373 acres). Red Metal acquired a 100% interest in the property and concurrently signed a Joint Venture Earn-In Agreement with London, England-based Revonergy Inc. (OTCBB:RNRG) to sell up to 50% ownership of the Perth Property in exchange for the completion of exploration programs costing at least $1.415 million and a feasibility study.

The Perth Property is adjacent to the west side of the historic Carrizal Alto mine and lies approximately 3.5 kilometers north of Red Metal’s Farellon project. It is a 45 minute drive from Vallenar city, with major road access, power and water supply close by. The project lies on a similar geologic contact as the Farellon and Carrizal Alto properties.

A map of the Perth Property can be accessed at: http://www.redmetalresources.com/files/PerthGoldProject.pdf.

Perth Property Highlights

The Perth Property overlies the contact between Paleozoic metamorphic sediments and a Cretaceous tonalitic batholith.  A swarm of north northeast trending fault related copper gold bearing quartz veins crosscuts the property. Surface mapping and sampling records show twelve veins identified so far on the south end of the property. The veins average two metres wide but have been measured up to six metres wide. Numerous artisanal mine workings on the property have previously been exploited for both copper and gold. Exploration work so far includes property scale geological mapping and surface sampling completed in 2007 and 2008. Significant channel sampling results are listed below.

SAMPLE	Au g/t	Cu %	Co%	Length of Sample (m)
521617	2.5	0.39	0.03	1.0
521796	2.5	0.21	0.00	1.0
521629	2.8	0.76	0.19	3.5
56905	3.1	1.00	0.19	1.0
521610	3.5	0.30	0.02	0.5
521622	4.5	1.72	0.02	1.0
521788	4.5	0.19	0.00	2.0
56858	5.0	0.42	0.16	1.0
521789	5.5	0.29	0.00	2.0
521628	6.2	0.59	0.14	1.3
521609	10.7	0.35	0.07	1.0

Perth Property Potential

The Perth Property geology closely resembles Red Metal’s Farellon project and, in management’s opinion, has the potential to host a large–scale, bulk-mineable gold deposit.

Terms of Perth Property Purchase and Joint Venture Earn-In

Red Metal purchased 100% of the Perth Property for a one-time payment of US$35,000.

Revonergy Inc. can earn 35% interest in the Perth Property subject to the following conditions:

•	A one-time payment of US$35,000 on signing
•	Successful completion of a Phase I exploration program costing at least $115,000 one year from signing
•	Successful completion of a Phase II exploration program costing at least $300,000 two years from signing
•	Successful completion of a Phase III exploration program costing at least $1,000,000 and that can justify completing a preliminary feasibility study three years from signing

Revonergy can earn a further 15% interest if it completes a preliminary feasibility study by the end of four years from signing.

Phase I, II and III exploration programs will be 100% paid for by Revonergy and will be managed by Red Metal Resources’ Chilean subsidiary. Revonergy will also pay Red Metal a 10% management fee on all work programs.

Caitlin Jeffs, P.Geo., President of Red Metal, stated, "With the addition of the Perth Property, we have further improved on our holdings in the highly desirable Candelaria IOCG belt. The partnering with Revonergy in this project is a progressive step in the ongoing development of both the company and its properties.”

Michael Thompson, P. Geo., Vice President of Exploration for Red Metal, the project’s Qualified Person as defined in NI 43-101, has reviewed and approved the contents of this news release.

About Red Metal Resources Ltd.

Red Metal Resources is a mineral exploration company focused on aggressive growth through acquiring, exploring and developing copper-gold assets in Chile. Our projects are located in the prolific Candelaria iron oxide copper-gold (IOCG) belt of Chile’s coastal Cordillera, host to Freeport-McMoRan’s Candelaria Mine and Anglo American’s Mantoverde Mine. Red Metal is a fully reporting US public company quoted on the OTCBB under the symbol RMES. For more information, visit www.redmetalresources.com.

Except for the statements of historical fact, the information contained herein is of a forward-looking nature. Such forward-looking information involves known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievement of the company to be materially different from any future results, performance or achievements expressed or implied by statements containing forward-looking information. Accordingly, you should not place undue reliance on statements containing forward looking information. The U.S. Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in our press releases, such as "measured," "indicated," and "inferred" resources, which the SEC guidelines generally prohibit companies from including in their filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, which may be obtained from us, or from the SEC website at http://www.sec.gov/edgar.shtml.

Contact:

Red Metal Resources Ltd.
Adam Rabiner
Corporate Communications
604-648-0513 or 1-866-907-5403
invest@redmetalresources.com
www.redmetalresources.com